Exhibit 10.54

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of April, 2011 (the “Effective Date”) by and between Royal Gold, Inc., a Delaware corporation (the “Company”), and William M. Zisch (the “Executive”).

Recitals

A.              The Company desires to continue to employ Executive as Vice President Operations of the Company, and Executive desires to continue in such employment with the Company in said capacity, subject to the at-will employment relationship between the Company and Executive; and

B.               Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations contained herein, and other good and valuable consideration, the receipt and adequacy of which the Company and Executive hereby acknowledge, the Company and Executive hereby agree as follows:

Agreement

1.             Position.

(a)           The Company agrees to employ Executive in the position of Vice President Operations.  Executive shall serve and perform the duties which may from time to time be assigned to him by the President and/or the Board of Directors of the Company (the “Board”).  The Board may delegate its authority to take any action under this Agreement to the Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”).

(b)           Executive agrees to serve as Vice President Operations and agrees that he will devote his best efforts and full business time and attention to the Company.  Executive agrees that he will faithfully and diligently carry out the duties of the Vice President Operations.  Executive further agrees to comply with all Company policies as in effect from time to time and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.

(c)           Executive agrees to travel as necessary to perform his duties under this Agreement.

(d)           Nothing herein shall preclude Executive from (i) serving as a member of the board of directors of up to two (2) for-profit businesses; (ii) serving as a member of the board of directors of such other affiliated or non-affiliated entities at the request of the Board; (iii) engaging in charitable and community activities; (iv) participating in industry and trade organization activities; and (v) managing his and his family’s personal investments and affairs; provided, that such activities do not (x) materially interfere with the regular performance of his duties and responsibilities under this Agreement or (y) constitute activities that compete with the business of Company.

2.             Term.  The initial term of this Agreement shall commence on the Effective Date and continue until September 15, 2011 (“Initial Term”), unless otherwise terminated pursuant to Section 4 of this Agreement.  This Agreement shall automatically renew for two (2) successive one (1) year terms unless either party gives written notice of its or his intent not to renew this Agreement at least sixty (60) days prior to the expiration of the then-current term.  Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing.  References herein to the “Term” shall refer both to the Initial Term and any successive term as the context requires.

3.             Compensation and Benefits.

(a)           Base Salary.  The Company shall pay Executive a base salary of $246,000 per year (“Base Salary”).  The Base Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

(b)           Bonus Opportunities.  For each fiscal year during the Term, Executive shall be eligible to be considered to receive incentive compensation (an “Annual Bonus”) from the Company in an amount determined by the Board or the Compensation Committee and in accordance with the Company’s compensation policies and practices as in effect from time to time.

(c)           Long-Term Incentive Award Opportunities.  Executive shall be eligible to participate throughout the Term in the Company’s 2004 Omnibus Long-Term Incentive Plan (the “LTIP”) or other equity incentive plans as may be in effect from time to time (the “Equity Incentive Plans”), in accordance with the Company’s compensation policies and practices as in effect from time to time and the terms and provisions of the LTIP or other Equity Incentive Plan.

(d)           Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with applicable law, the terms of this Agreement and applicable Company policies and practices as in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(e)           Welfare Benefits and Retirement Plans.  During the Term, Executive shall be allowed to participate, on the same basis generally as other similarly situated executive officers of the Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by the Company or its affiliates to all or substantially all of the Company’s similarly situated executive officers.  Such benefits, plans, and programs may include, without limitation, health, vision care, dental care, medical reimbursement, prescription drug, life insurance, disability protection, and qualified and non-qualified retirement plans.  Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs from those provided to similarly situated executive officers pursuant to the terms and conditions of such benefit plans and programs.  The Company shall be permitted to modify such benefits from time to time consistent with any modifications that impact other similarly situated executive officers of the Company.

(f)            Fringe Benefits.  During the Term, Executive shall be entitled to fringe benefits of the kind and quality which are provided to similarly situated executive officers of the Company in accordance with the Company’s policies and practices as in effect from time to time.

(g)           Vacation.  Executive shall be entitled to paid vacation for up to four weeks during each calendar year, and such vacation shall be taken in accordance with the Company’s policies and practices as in effect from time to time.

(h)           Holidays.  Executive shall be entitled to paid holidays, personal days, and sick days consistent with the Company’s policies and practices as in effect from time to time.

(i)            Reimbursement of Expenses.  Promptly following presentation of expense statements, receipts, vouchers, or such other information and documentation as the Company may reasonably require, the Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement.

(j)            Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreement with the Company or any of its affiliated companies.  Except as otherwise provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the date of termination of employment shall be payable in accordance with such plan or program.

4.             Termination of Employment.

(a)           Termination by Company without Cause. The Company may terminate Executive’s employment and this Agreement for any reason immediately upon transmittal of written notice to Executive in accordance with this Agreement.

(b)           Termination by Company for Cause.  The Company may terminate Executive’s employment and this Agreement at any time for Cause.  For purposes of this Agreement, “Cause” for termination of Executive’s employment by the Company shall be deemed to exist if: (i) Executive is found guilty by a court of having committed fraud, theft, embezzlement or misappropriation against the Company or any of its affiliates and such conviction is affirmed on appeal or the time for appeal has expired; (ii) Executive is found guilty by a court of having committed a felony or any other crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (iii) in the reasonable judgment of the Board, Executive has compromised Proprietary and Confidential Information (as defined below) or has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its affiliates, in each case the continuation of which will continue to substantially and materially harm the business and operations of the Company or any of its affiliates in the future; or (iv) Executive materially breaches this Agreement and fails to cure such breach within ten (10) days of being informed of such breach in writing by the Company.

(c)           Termination by Executive for Good Reason.  Executive may terminate his employment and this Agreement for Good Reason.  For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following circumstances if Executive has given notice of the circumstances within ninety (90) days of the occurrence and such circumstances have not been fully corrected within thirty (30) days of the notice given in respect thereof: (i) any material adverse change in Executive’s title or responsibilities with the Company, (ii) any material reduction in Executive’s Base Salary, (iii) receipt of notice that Executive’s principal workplace will be relocated by more than fifty (50) miles from the job-site immediately prior to the Effective Date, or (iv) if a Change of Control (as defined below) has occurred, failure to provide for Executive’s participation in bonus, stock option, restricted stock, incentive awards and other compensation plans which provide opportunities to receive compensation that are not less than (x) the opportunities provided by the Company to similarly situated executive officers of the Company and (y) the opportunities under any such plans in which the Executive was participating immediately prior to the date on which a Change of Control occurs.

(d)           Termination by Executive without Good Reason.  Executive may terminate his employment and this Agreement for reasons other than Good Reason upon transmittal of at least sixty (60) days’ written notice to the Company in accordance with this Agreement.

(e)           Disability.  The Company may terminate Executive’s employment and this Agreement at any time Executive shall have sustained a Disability (as defined below) as determined by the Board, by giving Executive written notice of its intention to terminate Executive’s employment, and Executive’s employment with the Company shall terminate effective on the ninetieth (90th) day after receipt of such notice (the “Disability Effective Date”).  For purposes of this Agreement, “Disability” means Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for a period of three (3) consecutive months or based on the written certification of a licensed physician selected by the Board and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned) of the likely continuation of such condition for such period.

(f)            Death.  This Agreement and Executive’s employment shall terminate automatically upon Executive’s death.

5.             Obligations upon Termination.  Other than as specifically set forth or referenced in this Agreement, Executive shall not be entitled to any benefits on or after termination of employment or this Agreement.

(a)           Termination by Company without Cause; by Executive for Good Reason; or by Company for Failure to Renew.  If (i) the Company terminates Executive’s employment or this Agreement without Cause during the Term, (ii) Executive terminates his employment or this Agreement for Good Reason during the Term, or (iii) Executive’s employment is terminated upon the Company’s election not to renew the term for one (1) of the two (2) successive one (1) year renewal terms pursuant to Section 2 hereof, and any such termination does not occur within two (2) years after the occurrence of a Change of Control, then the Company shall, after receipt of an executed release agreement between the Company and Executive, which will consist in substance of the language attached as Exhibit A (the “Release Document”) pay to Executive, and Executive shall be entitled to receive, the following:

(i)            the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d);

(ii)           promptly following submission by Executive of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated; and

(iii)          one (1) times Executive’s Base Salary (the “Severance Payment”), payable within thirty (30) business days of the date of termination of Executive’s employment.

(b)           Termination by the Company for Cause; by Executive other than for Good Reason; or by Executive for Failure to Renew.  If (i) Executive’s employment is terminated for Cause, (ii) Executive terminates his employment other than for Good Reason or (iii) Executive terminates his employment upon his election not to renew the term for one (1) of the two (2) successive one (1) year renewal terms pursuant to Section 2 hereof, then this Agreement shall terminate without further obligations by the Company to Executive under this Agreement, and the Company shall pay Executive, and Executive shall be entitled to receive, the following:

(i)            the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d); and

(ii)           promptly following submission by Executive of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated.

(c)           Death.    If Executive’s employment is terminated by reason of Executive’s death, then this Agreement shall terminate without further obligations by the Company to Executive’s legal representatives under this Agreement other than those obligations under the terms of a Company plan or program that take effect at the date of Executive’s death, and the Company shall pay Executive’s estate, and Executive’s estate shall be entitled to receive, the following:

(i)            the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d); and

(ii)           promptly following submission by Executive’s legal representatives of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated.

(d)           Disability.  If Executive’s employment is terminated by reason of Executive’s Disability, then this Agreement shall terminate without further obligations by the Company to Executive under this Agreement except for obligations which expressly continue after termination of employment due to Disability, and the Company shall pay Executive, and Executive shall be entitled to receive, the following:

(i)            the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d);

(ii)           promptly upon submission by Executive of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated; and

(iii)          any disability benefits payable in accordance with the Company’s plans, programs and policies as in effect from time to time.

(e)           Change of Control.  If (i) the Company terminates Executive’s employment or this Agreement without Cause during the Term, (ii) Executive terminates his employment or this Agreement for Good Reason during the Term, or (iii) Executive’s employment is terminated upon the Company’s election not to renew the term for one (1) of the two (2) successive one (1) year renewal terms pursuant to Section 2 hereof, and any such termination occurs within two (2) years after the occurrence of a Change of Control, then after receipt of the executed Release Document:

(i)            the Company shall pay to Executive, and Executive shall be entitled to receive, the following:

(A)          the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d);

(B)           promptly following submission by Executive of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated;

(C)           one and one-half (1.5) times Executive’s Base Salary, payable within thirty (30) business days of the date of termination of Executive’s employment; and

(D)          one and one-half (1.5) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment, payable within thirty (30) business days of the date of termination of Executive’s employment, provided, however that if Executive has not been eligible to receive an Annual Bonus for three (3) fiscal years at the time of such determination, then the average under this clause (D) shall be based on the lesser number of fiscal years for which Executive has been eligible to receive an Annual Bonus, and provided, further that if Executive has received an Annual Bonus for a portion of a fiscal year, then the amount of such Annual Bonus shall be annualized solely for purposes of the determination made under this clause (D) (collectively, clauses (C) and (D) of this Section 5(e)(i) the “Change of Control Severance Payment”);

(ii)           if Executive (and Executive’s eligible dependants) timely elect participation in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any Colorado statute that provides for the continuation of benefits under such plan (“Colorado Continuation Statute”), the Company will pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plan for full-time employees toward such COBRA coverage or Colorado Continuation Statute coverage for twelve (12) months following the date of termination of Executive’s employment.  Executive acknowledges and agrees that Executive is responsible for paying the balance of any costs not paid by the Company under this Agreement which are associated with Executive’s (and Executive’s eligible dependants’) participation in the Company’s health insurance plan and that Executive’s failure to pay such costs may result in the termination of Executive’s (and Executive’s eligible dependants’) participation in such plan.  The Company’s obligations under this Section 5(e)(ii) will cease on the date on which Executive becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) business days of Executive becoming eligible for health insurance coverage under another employer’s group health insurance plan, Executive shall inform the Company of such fact in writing; and

(iii)          the Company will arrange to provide for Executive (and Executive’s eligible dependants) benefits provided under any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans maintained by the Company for full-time employees for twelve (12) months following the date of termination of Executive’s employment.  If and to the extent that the Company cannot provide coverage to Executive (and Executive’s eligible dependants) under any such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans (i) solely due to the fact that Executive is no longer an employee or officer of the Company or (ii) as a result of the amendment or termination of any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan, the Company will then pay or provide for the payment of such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan during the twelve (12) months following the date of  termination of Executive’s employment.  Executive acknowledges and agrees that Executive is responsible for paying the balance of any costs not paid by the Company under this Agreement which are associated with Executive’s (and Executive’s eligible dependants’) participation in any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan and that Executive’s failure to pay such costs may result in the termination of Executive’s (and Executive’s eligible dependants’) participation in such plan.  The Company’s obligations under this Section 5(e)(iii) will cease on the date on which Executive becomes eligible for any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan (but only with respect to the particular coverage(s) available), and, within five (5) business days of Executive becoming eligible for any insurance coverage(s) under another employer’s group insurance plan, Executive shall inform the Company of such fact in writing.

For purposes of this Agreement, “Change of Control” means any of the following:  (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one (1) or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company, or (iv) during any period of two (2) consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company’s equity holders, of each director shall have been approved by the vote of at least a majority of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

(f)            Resignation from Boards of Directors.  If Executive is a director of the Company or any of its affiliates and his employment is terminated for any reason, Executive shall, if requested by the Company, immediately resign as a director of the Company and/or any affiliate and any committees of such boards of directors.  If such resignation is not received within ten (10) business days after Executive receives written notice from the Company requesting the resignations, Executive shall forfeit any right to receive any payments pursuant to this Agreement.

(g)           Release.  Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any Severance Payment or Change of Control Severance Payment, Executive agrees to execute (and not revoke) the Release Document on or before the thirtieth (30th) business day following the date of termination of Executive’s Employment, which is when any Severance Payment or Change of Control Severance Payment is otherwise payable in accordance with Section 5(a)(iii) or Section 5(e)(i)(C), respectively.  If Executive fails to execute and deliver the Release Document, or revokes the Release Document, Executive agrees that he shall not be entitled to receive the Severance Payment or Change of Control Severance Payment, as applicable.

6.             Limitations Under Code Section 409A. Notwithstanding anything to the contrary in this Agreement, in the event that, as a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any related regulations or other pronouncements), any of the payments that Executive is entitled to under the terms of this Agreement or any other plan involving deferred compensation (as defined under Section 409A of the Code) may not be made at the time contemplated by the terms thereof without causing Executive to be subject to constructive receipt at a date prior to actual payment and/or an income tax penalty and interest and the timing of payment is the sole cause of such adverse tax consequences, the Company will make such payment on the first day permissible under Section 409A of the Code without Executive incurring such adverse tax consequences.  In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i) of the Code, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.  In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.  The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A of the Code.

7.             Excise Tax-Related Provisions.

(a)           Notwithstanding anything in this Agreement to the contrary, if any payment or benefit Executive would receive from the Company pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 7(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below).  For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the shareholders of the Company in accordance with the procedures set forth in Section 280G(b)(5)(A)(ii) and (B) of the Code and the regulations thereunder, and at the time of such shareholder approval, no stock of the successor corporation is readily tradable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code).  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax payable by Executive (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change of Control or other event.

(b)           All determinations under this Section 7 shall be made by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld, conditioned or delayed.  Such determination shall be binding upon Executive and the Company.  The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.

(c)           The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

8.             Ownership and Protection of Intellectual Property and Confidential Information.

(a)           All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities; geological, metallurgical, and other technical data and information, including operations, reserve information and exploration data; research, financial and sales data; pricing and trading terms; evaluations; opinions; interpretations; acquisition prospects; the identity of customers or their requirements; the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects; or marketing and merchandising techniques, prospective names, and marks), and all correspondence, memoranda, notes, records, data or information, analyses, or other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored materials) of any type embodying any of such items, shall be the sole and exclusive property of the Company or its affiliates, as the case may be.

(b)           Executive acknowledges that the Company’s business is highly competitive and that the Company has developed and owns valuable information which is confidential, unique and specific to the Company and its affiliates (“Proprietary and Confidential Information”) and which includes, without limitation, financial information; geological, metallurgical, and other technical data and information, including operations, reserve information and exploration data; marketing plans; business and implementation plans; engineering plans and processes; models and templates; prospect lists; technical information concerning products, services and processes; names and other information (such as credit and financial data) concerning customers and business affiliates; and other trade secrets, concepts, ideas, plans, strategies, analyses, surveys and proprietary information related to the past, present or anticipated business of the Company and its affiliates.  Executive further acknowledges that protection of such Proprietary and Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position.  Executive hereby agrees that he shall not, at any time during or after his employment by the Company, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Executive and whether or not received as an employee) without the prior written consent of the Chief Executive Officer of the Company.  Executive further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which he has knowledge as a result of his employment.  The prohibitions of this Section 8(b) shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Proprietary and Confidential Information in such context so as to allow the Company or its affiliates an opportunity (which Executive shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

(c)           All written materials, records, data and information, analyses, and other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored data and other materials), and all copies thereof, made, composed or received by Executive solely or jointly with others, and which are in Executive’s possession, custody or control and which are related in any manner to the past, present or anticipated business of the Company or any of its affiliates (collectively, the “Company Documents”) shall be and remain the property of the Company, or its affiliates, as the case may be.  Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver the Company Documents, and all copies thereof, to the Company.

9.             Covenant Not to Compete and Other Restrictive Covenants.

(a)           For a period of twelve (12) months after the date of termination of employment, Executive shall restrict his activities as follows:

(i)            Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by (whether in an executive, managerial, supervisory or other capacity), consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Subject Business (as defined below) within any of the Subject Areas (as defined below); provided, however, that nothing contained herein shall prohibit Executive from making passive investments as long as Executive does not beneficially own more than one percent (1%) of the equity interests of a business enterprise listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market engaged in the Subject Business within any of the Subject Areas.  For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended;

(ii)           Executive shall not call upon any customer of the Company or its affiliates for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its affiliates;

(iii)          Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its affiliates, or who on the date of termination of Executive’s employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, to discontinue or reduce or limit the extent of such relationship with the Company or its affiliates; and

(iv)          Without the consent of the Company, Executive shall not make contact with any of the employees or consultants of the Company or its affiliates with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee or consultant for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s or consultant’s relationship with the Company or its affiliates.

For purpose of this Agreement, (x) “Subject Areas” mean (A) the continents of North America, Central and South America, Africa, Europe and Australia and (B) the nation of Russia, and (y) “Subject Business” means the business of creating, financing, or acquiring and managing royalties involving mineral properties.

(b)           Acknowledgements.

(i)            Executive acknowledges that (x) the compensation provided to Executive during the Term, (y) the agreement to provide the Severance Payment or Change of Control Severance Payment to Executive in connection with certain terminations of Executive’s employment, and (z) the specialized training and the Proprietary and Confidential Information provided to Executive pursuant to his employment with the Company give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration, that the Company’s royalty business is worldwide in geographic scope and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.  Executive further acknowledges that as an executive of a publicly traded company he falls within the exception to C.R.S 8-2-113(2)(d), which exempts executive and management personnel, officers and employees who constitute professional staff to executive and management personnel from the prohibitions of non-compete provisions under Colorado law.

(ii)           Executive and the Company hereby agree to reasonably allocate an amount of the Change of Control Severance Payment to the non-competition covenant set forth in this Section 9, which amount will be established by the parties in good faith negotiations, relying upon third party advisers to the extent reasonably determined by the parties, at the time a Change of Control transaction is reasonably likely or at such earlier time as is determined by the parties in good faith.

(c)           Survival of Covenants.  Sections 8 and 9 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability or scope of Sections 8 and 9.  Executive further agrees to notify all future persons or businesses with which he becomes affiliated or employed, of the restrictions set forth in Sections 8 and 9, prior to the commencement of any such affiliation or employment.

10.          Severability and Reformation.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.          Indemnification.  The Company and Executive have executed and delivered an Indemnification Agreement dated March 24, 2009 (the “Indemnification Agreement”).  To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.  Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other similarly situated executive officers of the Company.

12.          Miscellaneous.

(a)           Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

(b)           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by (i) personal delivery, (ii) Federal Express or other similar overnight service or (iii) certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO 80202

Attention:  Chief Executive Officer

If to Executive:

William M. Zisch

4987 Hollyhock Lane

Indian Hills, CO  80454

In the case of personal delivery, such notice or advice shall be effective on the date of delivery, in the case of Federal Express or other similar overnight service, such notice or advice shall be effective on the next business day, and, in the cases of certified or registered mail, such notice or advice shall be effective three (3) business days after deposit into the mails for delivery by the U.S. Post Office.

(c)           Governing Law and Venue.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.  If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 12(n) and 12(o), shall be instituted and litigated only in the City and County of Denver, Colorado.

(d)           Assignment.  This Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement and its rights, together with its obligations hereunder, to an affiliate of the Company or to a person or entity which is a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate, successor, person or entity.

(e)           Counterparts.  This Agreement may be executed in counterparts, each of which shall take effect as an original, and all of which shall evidence one and the same Agreement.

(f)            Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

(g)           Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

(h)           Non-Waiver.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than by Executive) and Executive.

(i)            Use of Name, Likeness and Biography.  The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent.  This right shall terminate upon the termination of this Agreement.  An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive, as approved by Executive from time to time.

(j)            Right to Insure.  The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance.  Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other reasonable instruments as may be required by the insurance carriers to which application is made for any such insurance.

(k)           Assistance in Litigation.  Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company shall pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 12(k).

(l)            No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his continued employment with the Company to perform the duties described herein.  Executive shall not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

(m)          Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors.

(n)           Remedies.  The parties recognize and affirm that in the event of a breach of Sections 8 and 9 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law.  Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 8 and 9, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 9, the time periods set forth in Section 9 shall be tolled until such breach or violation has been cured.  Executive further agrees that the Company shall have the right to offset the amount of any damages awarded to the Company resulting from a breach by Executive of Sections 8 or 9 against any payments due Executive under this Agreement.

(o)           Arbitration.  Other than as stated in Section 12(n), the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitration shall take place in Denver, Colorado.  All disputes shall be resolved by one (1) arbitrator chosen by agreement of the parties in accordance with the National Rules for the Resolution of Employment Disputes.  The arbitrator shall have the authority to award the same remedies, damages, and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded.  The arbitrator’s decision shall be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration proceedings, any record of the same, and the award shall be considered Proprietary and Confidential Information under this Agreement.  This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

(p)           Voluntary Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein.  Without limiting the generality of the previous sentence, the Company, its affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement, other than any determination that may be made pursuant to Section 7(b).

(q)           Jury Trial Waiver.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

(r)            Survival.  The rights and obligations of the Company and Executive contained in Sections 8, 9 and 12(s) of this Agreement shall survive the termination of the Agreement.  Following termination of Executive’s employment and this Agreement, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

(s)           Non-disparagement.  Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of its affiliates or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of its affiliates.  The Company, each of its affiliates and the directors and officers of the Company and its affiliates shall not make any disparaging, derogatory or detrimental comments about Executive.

(t)            Certain Definitions.  For purposes of this Agreement:

(i)            an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries;

(ii)           a “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in the State of Colorado; and

(iii)          a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name:	Tony Jensen
Title:	President and CEO

/s/ William M. Zisch
William M. Zisch

EXHIBIT A

RELEASE

For and in consideration of the payments and other benefits due to William M. Zisch (the “Executive”) pursuant to the Employment Agreement dated as of March 26, 2009 (the “Employment Agreement”), by and between Royal Gold, Inc., a Delaware corporation (the “Company”) and Executive, and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., the Older Workers Benefit Protection Act of 1990, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Colorado Civil Rights Act, the Colorado Anti-Discrimination Act and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with, or termination from, the Affiliated Entities, as well as any and all such claims under contract or tort law, including, without limitation, any and all claims for wrongful discharge, breach of implied or express contract, promissory estoppel, breach of any covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, or any claim that the Company has dealt with Executive unfairly or in bad faith.  Executive represents and warrants that he has not sold or otherwise assigned any claim or any portion of any claim to any third party.

Executive has read this Release carefully, acknowledges that Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release.  Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  Executive also understands that

Executive has a period of seven (7) days after signing this Release within which to revoke his agreement by written notice delivered to the Company in accordance with the Employment Agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder.

Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of the Affiliated Entities or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of the Affiliated Entities.  Executive also acknowledges that the terms of this Release constitute Proprietary and Confidential Information (as defined in the Employment Agreement).

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.  This Release is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

William M. Zisch

ROYAL GOLD, INC.

By:
Name:
Title:

2